FOR IMMEDIATE RELEASE

BP Midstream Partners LP (NYSE: BPMP)       Exhibit 99.1

BP MIDSTREAM PARTNERS
REPORTS SECOND QUARTER 2020 RESULTS
Focused on safety and delivering financial stability
•Remaining focused on our two priorities:
–Safety - protecting the health and safety of operational personnel and other stakeholders through the COVID-19 pandemic, and operating assets in a safe and reliable manner; and
–Maintaining the financial strength of the Partnership to continue delivering financial stability

•Delivered resilient operational and financial results in the second quarter, set against a volatile and challenging environment, with Adjusted EBITDA attributable to the Partnership broadly flat and Cash available for distribution only 2% lower, compared with the first quarter 2020

•Full year 2020 guidance is unchanged

•Declared quarterly cash distribution of 34.75 cents per unit for the second quarter 2020, consistent with the distribution in the first quarter

HOUSTON, August 6, 2020 - BP Midstream Partners LP (“BPMP” or the “Partnership”) today reported financial results for the second quarter 2020.

Commenting on the results, CEO Rip Zinsmeister said: “We have delivered a solid result for the second quarter - a testament to our portfolio’s ability to generate stable and resilient cash flows, even during a tough quarter where we saw the continuation of a volatile and challenging environment. We remain focused – unwavering on our core value of safety through the COVID-19 pandemic, as well as ensuring the financial strength of the Partnership – to continue delivering financial stability for our unitholders. Our operational and financial stability during the second quarter, notwithstanding the environment conditions, clearly demonstrate our operating resilience and the benefits of a high quality balanced portfolio. Our full year 2020 guidance is unchanged – we are on track to build cash while delivering full year distribution growth of 5% compared to 2019. Uncertainties remain though, and we will continue to monitor and take actions to mitigate these risks wherever possible.”

Liquidity position
The Partnership has maintained a strong financial position, with a conservative financial framework and a strong liquidity position.

At the end of the second quarter 2020, the Partnership had:
•Cash on hand of $114.9 million, an increase of $16.1 million since year end 2019.
•Receivables of $10.9 million; of which $10.7 million was with affiliates of our investment grade sponsor, BP.
•Long-term debt of $468.0 million, with an available revolver capacity of $132.0 million.
•No principal payments due until 2025.
•Gross debt to Adjusted EBITDA ratio of 2.5 times, well below the 3.5 times target.
•Distribution coverage ratio of 1.15 times, comfortably in the middle of our target range of 1.1 to 1.2 times.

Operational results
During the second quarter, total pipeline gross throughput was approximately 1.6 million barrels of oil equivalent per day. Set against a backdrop of significant product demand destruction across the US, industry-wide we saw reduced refinery utilization during the quarter. However, notwithstanding these conditions, our total gross throughput was only around 10% lower than the first quarter of 2020.

FOR IMMEDIATE RELEASE

Throughput on the onshore pipelines was around 14% lower compared to the first quarter. Reduced volumes on BP2 reflected lower refinery utilization and feedstock optimization as a result of demand destruction from COVID-19. Throughput on River Rouge was lower driven by refined product demand destruction – throughput on this pipeline was better than expected, with a faster recovery in the latter part of the quarter. Throughput on Diamondback was consistent with the historical average for the second quarter, driven by seasonally lower diluent demand and reduced Canadian heavy oil production.

Throughput on the offshore pipelines was around 8% lower compared to the first quarter reflecting the impacts of maintenance activities of offshore producers, tropical storm Cristobal and offshore producer constraints due to COVID-19 and lower crude price.

Financial results

Even through total gross throughput declined during the quarter, earnings and cash flow remained resilient.

GAAP Measures:
•Net income attributable to the Partnership in the second quarter was $40.6 million (or $0.38 per unit).
•Cash from operating activities was $50.6 million for the second quarter.
•Cash on hand was $114.9 million at June 30, 2020.
•Outstanding borrowings were $468.0 million under our unsecured term loan facility with an affiliate of BP, at June 30, 2020.

Non-GAAP Measures:
•Adjusted EBITDA* attributable to the Partnership in the second quarter was $47.4 million.
•Cash available for distribution* attributable to the Partnership generated in the second quarter was $43.2 million.
•Quarterly cash distribution: On July 15, 2020, the board of directors of the general partner of BPMP declared a quarterly cash distribution of $0.3475 per unit for the second quarter of 2020.
•Distribution coverage ratio was 1.15 times for the second quarter.
* Adjusted EBITDA and cash available for distribution are Non-GAAP supplemental financial measures. See reconciliation tables later in this press release.
Net income attributable to the Partnership

Net income attributable to the Partnership for the second quarter was $40.6 million, only 3% lower compared with the first quarter of 2020, and around 9% higher than the same period in 2019. This is a solid result given the second quarter macro conditions and lower throughput. Compared with the first quarter 2020, the result reflected:

•Higher onshore pipeline revenues - the impacts on revenue from lower throughput across all onshore pipelines with lower fixed loss allowance revenue on BP2, were more than offset by favorable impact of recognizing deficiency revenue for the first half of 2020, in the second quarter.
•Lower interest expense in the quarter due to a lower interest rate of the new term loan.
These two favorable impacts were offset by:
•Lower income from equity method investments due to lower throughput on offshore pipelines.

FOR IMMEDIATE RELEASE

Adjusted EBITDA attributable to the Partnership
Adjusted EBITDA attributable to the Partnership for the second quarter was $47.4 million, broadly flat compared with the first quarter of 2020, and around 4% higher than the same period in 2019. This was also a resilient result, notwithstanding the environment.

Cash available for distribution

Cash available for distribution for the second quarter was $43.2 million, only 2% lower compared with the first quarter of 2020 and around 1% higher than the same period in 2019.

Guidance update

Full year 2020 guidance is unchanged.

Full year 2020

Distribution growth	5% growth in 2020^
Adjusted EBITDA attributable to the Partnership	$190-200 million
Cash available for distribution	$180-190 million
^ Compared with full year 2019 distribution

Third quarter 2020

Pipeline gross throughput	Higher than 2Q20
Adjusted EBITDA attributable to the Partnership	Broadly flat with 2Q20
Cash available for distribution	Higher than 2Q20

Webcast and conference call

A webcast and conference call will be held at 9:00 a.m. CDT on August 6, 2020, hosted by Robert Zinsmeister, chief executive officer; Craig Coburn, chief financial officer; and Brian Sullivan, vice president investor relations, to discuss BPMP’s performance in the second quarter 2020. Interested parties may listen to the presentation at www.bpmidstreampartners.com, by clicking on the “2020 Second Quarter Results Webcast” link, found in the "Events & Presentations" section under the Investor Relations menu option. A replay of the webcast will be available following the live event. The Partnership has also posted an investor presentation to its website. Information on the Partnership's website does not constitute a portion of this press release.

About BP Midstream Partners

BPMP is a fee-based, growth-oriented master limited partnership formed by BP Pipelines (North America), Inc. (“BP Pipelines”) to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines, and refined product terminals, serving as key infrastructure for BP and other customers to transport onshore crude oil production to BP’s Whiting Refinery and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain of BPMP’s assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.

For more information on BPMP and the assets owned by BPMP, please visit www.bpmidstreampartners.com.

FOR IMMEDIATE RELEASE

Cautionary statement

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “budget”, “continue”, “potential”, “guidance”, “effort”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “seek”, “target”, “begin”, “could”, “may”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, the continued effects of the global COVID-19 pandemic on demand, the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, volumes, capital requirements, conditions or events, future operating results or the ability to generate sales, the potential exposure of the Partnership to market risks, and statements relating to the expected amount of cash available for distribution and level of distributions are forward-looking statements. These forward-looking statements represent BPMP’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of BPMP’s control. These risks include, but are not limited to, the following:

•the continuation of a material decline in global crude oil demand and crude oil prices for an uncertain period of time that correspondingly may lead to a significant reduction of domestic crude oil and natural gas production, which in turn could result in significant declines in the actual or expected volumes transported through our pipelines and/or the reduction of commercial opportunities that might otherwise be available to us.
•uncertainty regarding the easing of restrictions on various commercial and economic activities by applicable authorities, as well as the potential reinstatement of such restrictions, in response to the spread of COVID-19; such restrictions are designed to protect public health but also have the effect of significantly reducing demand for crude oil, natural gas, refined products and diluent.
•uncertainty regarding the future actions of foreign oil producers such as Saudi Arabia and Russia and the risk that they take actions that will prolong or exacerbate the current over-supply of crude oil.
•uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for crude oil and therefore the demand for the midstream services we provide and the commercial opportunities available to us.
•the effect of an overhang of significant amounts of crude oil inventory stored in the United States and elsewhere and the impact that such inventory overhang ultimately has on our customer’s operations as well as the timing of a return to market conditions that support increased drilling and production activities in the United States.
•our inability to perform our obligations under our contracts, whether due to non-performance by third parties, including our customers or counterparties, market constraints, third-party constraints, legal constraints (including governmental orders or guidance), or other factors;
•the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations; and
•other factors and uncertainties inherent in our business, as discussed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other cautionary statements found in BPMP’s filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2019 filed with SEC on February 27, 2020 and the quarterly report on Form 10-Q for the period ended June 30, 2020 filed with SEC on August 6, 2020.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, BPMP does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for BPMP to predict all such factors.

FOR IMMEDIATE RELEASE

Non-GAAP financial measures

This press release includes the terms Adjusted EBITDA and cash available for distribution. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities, respectively. Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income or net cash provided by operating activities.

Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA or cash available for distribution in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References to Adjusted EBITDA refer to net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment and depreciation and amortization, plus cash distributed to the Partnership from equity method investments for the applicable period, less income from equity method investments. We define Adjusted EBITDA attributable to the Partnership as Adjusted EBITDA less Adjusted EBITDA attributable to non-controlling interests. We define cash available for distribution as Adjusted EBITDA attributable to the Partnership plus net adjustments from volume deficiency agreements and maintenance capital recovery less maintenance capital expenditures, net interest paid/received, cash reserves, and income taxes paid. Cash available for distribution does not reflect changes in working capital balances.

The Partnership is unable to provide financial guidance for projected net income or net cash provided by operating activities without unreasonable effort, and, therefore, is unable to provide a reconciliation of its Adjusted EBITDA and cash available for distributions projections to net income or net cash provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

The Partnership has not included a reconciliation of projected cash available for distribution to the nearest GAAP financial measure for 2020 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise.

Further Information
BP Press Office: uspress@bp.com
BPMP Investor Relations: bpmpir@bp.com

FOR IMMEDIATE RELEASE

RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of dollars, unless otherwise indicated)	2020	2019	2020	2019
Revenue	$31.5	$28.6	$62.2	$58.8
Costs and expenses
Operating expenses	4.4	4.8	9.6	9.6
Maintenance expenses	1.5	0.7	1.8	1.0
General and administrative	4.3	4.1	9.1	8.5
Depreciation	0.6	0.7	1.3	1.3
Impairment and other, net	—	1.0	—	1.0
Property and other taxes	0.2	0.2	0.3	0.3
Total costs and expenses	11.0	11.5	22.1	21.7
Operating income	20.5	17.1	40.1	37.1
Income from equity method investments	26.8	28.8	58.1	53.2
Interest expense, net	1.9	3.8	5.3	7.5
Net income	45.4	42.1	92.9	82.8
Less: Net income attributable to non-controlling interests	4.8	4.8	10.6	8.3
Net income attributable to the Partnership	$40.6	$37.3	$82.3	$74.5

Net income attributable to the Partnership per limited partner unit - basic and diluted (in dollars):
Common units	$0.38	$0.35	$0.77	$0.70
Subordinated units	$0.38	$0.35	$0.77	$0.70

Distributions declared per limited partner unit (in dollars):
Common units	$0.3475	$0.3126	$0.6950	$0.6363
Subordinated units	$0.3475	$0.3126	$0.6950	$0.6363

Weighted average number of limited partner units outstanding - basic and diluted (in millions):
Common units – public	47.8	47.8	47.8	47.8
Common units – BP Holdco	4.6	4.6	4.6	4.6
Subordinated units – BP Holdco	52.4	52.4	52.4	52.4

FOR IMMEDIATE RELEASE

ADDITIONAL FINANCIAL DATA

(in millions of dollars, except per-unit data and ratio data)	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Quarterly distribution declared per unit (in dollars)	$0.3475	$0.6950
Adjusted EBITDA attributable to the Partnership	47.4	95.2
Cash available for distribution attributable to the Partnership	43.2	87.3
Distribution declared:
Limited partner units – public	16.6	33.2
Limited partner units – BP Holdco	19.8	39.6
General partner	1.2	2.4
Total distribution declared	37.6	75.2
Coverage ratio(1)	1.15	1.16

(1)Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

June 30, 2020
Gross debt	$468.0
Annualized Adjusted EBITDA attributable to the Partnership(1)	189.6
Gross debt to Adjusted EBITDA ratio	2.5

(1)Calculated by multiplying Adjusted EBITDA for the quarter by 4.

FOR IMMEDIATE RELEASE

RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of dollars)	2020	2019	2020	2019
Net income	$45.4	$42.1	$92.9	$82.8
Add:
Depreciation	0.6	0.7	1.3	1.3
Interest expense, net	1.9	3.8	5.3	7.5
Cash distribution received from equity method investments – Mardi Gras Joint Ventures	15.8	17.2	35.0	30.3
Cash distribution received from equity method investments – Mars	13.7	13.7	26.7	25.8
Cash distribution received from equity method investments – Others	2.3	2.9	4.3	6.2
Less:
Income from equity method investments – Mardi Gras Joint Ventures	13.7	13.9	30.3	23.8
Income from equity method investments – Mars	11.6	11.9	24.1	23.7
Income from equity method investments – Others	1.5	3.0	3.7	5.7
Adjusted EBITDA	52.9	51.6	107.4	100.7
Less:
Adjusted EBITDA attributable to non-controlling interests	5.5	6.0	12.2	10.6
Adjusted EBITDA attributable to the Partnership	47.4	45.6	95.2	90.1
Add:
Net adjustments from volume deficiency agreements	(1.7)	1.0	(1.6)	0.3
Maintenance capital recovery(1)	—	—	0.6	—
Less:
Net interest paid/(received)	0.8	3.7	8.0	11.4
Maintenance capital expenditures	0.5	0.1	1.2	0.3
Cash reserves(2)	1.2	(0.1)	(2.3)	(3.9)
Cash available for distribution attributable to the Partnership	$43.2	$42.9	$87.3	$82.6

(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payments(s).

FOR IMMEDIATE RELEASE

RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET CASH PROVIDED BY OPERATING ACTIVITIES

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of dollars)	2020	2019	2020	2019
Net cash provided by operating activities	$50.6	$50.3	$99.5	$87.3
Add:
Interest expense, net	1.9	3.8	5.3	7.5
Distributions in excess of earnings from equity method investments	2.5	3.4	5.3	6.6
Less:
Change in other assets and liabilities	2.1	4.9	2.6	(0.4)
Non-cash adjustments	—	—	0.1	0.1
Impairment and other, net*	—	1.0	—	1.0
Adjusted EBITDA	52.9	51.6	107.4	100.7
Less:
Adjusted EBITDA attributable to non-controlling interests	5.5	6.0	12.2	10.6
Adjusted EBITDA attributable to the Partnership	47.4	45.6	95.2	90.1
Add:
Net adjustments from volume deficiency agreements	(1.7)	1.0	(1.6)	0.3
Maintenance capital recovery(1)	—	—	0.6	—
Less:
Net interest paid/(received)	0.8	3.7	8.0	11.4
Maintenance capital expenditures	0.5	0.1	1.2	0.3
Cash reserves(2)	1.2	(0.1)	(2.3)	(3.9)
Cash available for distribution attributable to the Partnership	$43.2	$42.9	$87.3	$82.6

(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payment(s).
* Includes $3.1 million of costs related to the Griffith Incident (impairment charge of $2.3 million and $0.8 million for the response expense), net of $(2.1)
million in offsetting insurance receivable. The net charge of $1.0 million reflects our insurance deductible.

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SELECTED OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
Pipeline throughput (thousands of barrels per day)(1)	2020	2019	2020	2019
BP2	260	275	273	291
Diamondback	61	55	71	67
River Rouge	59	73	66	71
Total Wholly Owned Assets	380	403	410	429

Mars	501	569	519	562

Caesar	159	204	172	209
Cleopatra(2)	17	26	19	26
Proteus	209	184	217	141
Endymion	209	184	217	141
Mardi Gras Joint Ventures	594	598	625	517

Ursa	87	119	91	116

Average revenue per barrel ($ per barrel)(3)
Total Wholly Owned Assets	$0.74	$0.78	$0.75	$0.76
Mars	1.36	1.16	1.38	1.19
Mardi Gras Joint Ventures	0.62	0.66	0.61	0.69
Ursa	0.92	0.88	0.89	0.87

(1)Pipeline throughput is defined as the volume of delivered barrels.
(2)Natural gas is converted to oil equivalent at 5.8 million cubic feet per one thousand barrels.
(3)Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period.

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CAPITAL EXPENDITURES(1) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions of dollars)	2020	2019	2020	2019
Cash spent on expansion capital expenditures	$0.1	$—	$0.1	$—
Cash spent on maintenance capital expenditures	0.5	0.1	1.2	0.3
Increase in accrued capital expenditures	0.3	—	0.3	—
Total capital expenditures incurred	$0.9	$0.1	$1.6	$0.3

(1)Capital expenditures presented above are related to the Wholly Owned Assets.

FOR IMMEDIATE RELEASE

SELECTED BALANCE SHEET DATA (UNAUDITED)

(in millions of dollars)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$114.9	$98.8
Property, plant and equipment, net	62.9	62.7
Total assets	726.4	722.1
Long-term debt	468.0	468.0
Total equity	245.8	240.2

August 6, 2020

The information in this release reflects the unaudited consolidated financial position and results of BP Midstream Partners LP.